Exhibit 19.1
Immunocore Holdings plc

Amended and Restated Insider Trading and Window Period Policy

Introduction
During the course of your relationship with Immunocore Holdings plc (the “Company”), you may receive material information that is not yet publicly available (“inside information” or “material nonpublic information”) about the Company or other publicly traded companies with which the Company has business relationships with. Material nonpublic information may give you, or someone you pass that information on to, a leg up over others when deciding whether to buy, sell or otherwise transact in the Company’s securities or the securities of another publicly traded company.
This Insider Trading and Window Period Policy (this “Policy”) sets forth guidelines with respect to transactions in the Company’s securities and in the securities of other applicable publicly traded companies, in each case, by our employees, directors as well as consultants who are advised that they are subject to this Policy (“consultants”) and the other persons subject to this Policy as described below.
Statement of Policy
It is the Company’s policy that an employee, director or consultant of the Company (or any other person subject to this Policy) who is aware of material nonpublic information relating to the Company may not, directly or indirectly:
1.engage in any transactions in the Company’s securities, except as otherwise specified under the heading “Exceptions to this Policy” below;
2.recommend the purchase or sale of any the Company’s securities;
3.disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, such as family, friends, business associates and investors, unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
4.assist anyone engaged in the above activities.
The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to the Company at the time of the transaction.
The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.
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It is also important to note that the laws prohibiting insider trading are not limited to trading by the insider alone; advising others to trade on the basis of material nonpublic information is illegal and squarely prohibited by this Policy. Liability in such cases can extend both to the “tippee”—the person to whom the insider disclosed material nonpublic information—and to the “tipper,” the insider himself or herself. In such cases, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee.
For these and other reasons, it is the Company’s policy that no employee, director or consultant of the Company (or any other person subject to this Policy) may either (a) recommend to another person that they buy, hold or sell the Company’s securities at any time or (b) disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons (unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company).
In addition, it is the policy of the Company that no employee, director or consultant of the Company (or any other person subject to this Policy) who, in the course of his or her relationship with the Company, learns of or is otherwise aware of material nonpublic information about another publicly traded company with which the Company does business, including a partner, collaborator, customer or supplier of the Company may trade in that other company’s securities until the information becomes public or is no longer material to that other company to that other company.
There are no exceptions to this Policy, except as specifically noted above or below.
Transactions Subject to this Policy
This Policy applies to all transactions in securities issued by the Company, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Accordingly, for purposes of this Policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of the Company’s ADSs or ordinary shares in the public market, but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.
Persons Subject to this Policy
This Policy applies to you and all other employees, directors and consultants of the Company and its subsidiaries. This Policy also applies to members of your family who reside with you, any other persons with whom you share a household, any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control and any other individuals or entities whose transactions in securities you influence, direct or control (including, e.g., a venture or other investment fund, if you influence, direct or control transactions by the fund). However, this Policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) if (and only if) such entity has certified to the Company that it has established its own insider trading controls and procedures in compliance with applicable securities laws and with respect to trading in the Company’s securities. The foregoing persons who are deemed subject to this Policy are referred to in this Policy as “Related Persons.” You are responsible for making sure that your Related Persons are aware of and comply with this Policy.
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Material nonpublic information
Material information
It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.
There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this Policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:
(a)financial results or forecasts, and any changes, revisions or withdrawals thereof;
(b)status of and new developments related to product or product candidate development or regulatory approvals;
(c)clinical data relating to KIMMTRAK, or the Company’s other products or product candidates;
(d)detailed regarding timelines, progress or results for preclinical studies or clinical trials;
(e)communications with the U.S. Food and Drug Administration, European Medicines Agency, the Medicines and Healthcare products Regulatory Agency in the United Kingdom or any comparable foreign government agencies;
(f)potential mergers, amalgamations, acquisitions or dispositions of assets, divisions or companies;
(g)public or private sales of debt or equity securities;
(h)changes in the capital structure of the Company, stock splits, dividends or changes in dividend policy;
(i)the establishment of a repurchase program for the Company’s securities;
(j)gain or loss of a significant licensor, licensee or supplier;
(k)major contract awards or cancellations;
(l)establishment of, or developments in, strategic partnerships, collaborations, joint ventures or similar collaborations;
(m)changes or new corporate partner relationships or collaborations;
(n)notice of issuance or denial of patents, the acquisition of other material intellectual property rights or notice of a material adverse change in intellectual property or patents owned by Company;
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(o)regulatory developments;
(p)board, management or control changes;
(q)employee layoffs;
(r)a disruption in the Company’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;
(s)tender offers or proxy fights;
(t)accounting restatements;
(u)litigation or settlements, including significant litigation exposure due to actual or threatened litigation;
(v)events of default under financing or other agreements; and
(w)impending bankruptcy or financial liquidity problems.
When information is considered public
The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a public filing with the U.S. Securities and Exchange Commission (the “SEC”) or another form of a widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. For purposes of this Policy, information will generally be considered publicly disseminated, and therefore absorbed, only after two full trading days have elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in the Company’s securities on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in the Company’s securities on Monday. Depending on the particular circumstances, the Company may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information.
Quarterly Trading Blackouts
Because our workplace culture tends to be open, odds are that the vast majority of our employees, directors and consultants will possess material nonpublic information at certain points during the year. To minimize even the appearance of insider trading among our employees, directors and consultants we have established “quarterly trading blackout periods” during which the Company’s employees, directors, consultants and their Related Persons—regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in the Company’s securities. That means that, except as described in this Policy, all Company employees, directors, consultants and their Related Persons will be able to trade in Company securities only during limited open trading window periods that generally will begin after two full trading days have elapsed since the public dissemination of the Company’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Company securities if you are otherwise in possession of material nonpublic information.
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For purposes of this Policy, each “quarterly trading blackout period” will begin at the close of the U.S. business day on the last trading day two weeks before the end of each calendar quarter and end after two full trading days have elapsed since the public dissemination of the Company’s financial results. Please note that the quarterly trading blackout period may commence early or may be extended if, in the judgment of the General Counsel (the “Clearing Officer”), there exists undisclosed information that would make trades by Company employees, directors and consultants inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.
An employee, director or consultant designated under this Policy who believes that special circumstances require him or her to trade during a quarterly trading blackout period should consult with the Clearing Officer. Permission to trade during a quarterly trading blackout period will be granted only where the circumstances are extenuating, the Clearing Officer concludes that the person is not in fact aware of any material nonpublic information relating to the Company or its securities, and there appears to be no significant risk that the trade may subsequently be questioned.
Event-Specific Trading Blackouts
From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Clearing Officer may not trade in Company securities. In that situation, the Clearing Officer will notify the designated individuals that neither they nor their Related Persons may trade in Company securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading blackout.
The quarterly and event-driven trading blackouts do not apply to those transactions to which this Policy does not apply, as described under the heading “Exceptions to this Policy” below.
Exceptions to this Policy
This Policy does not apply in the case of the following transactions, except as specifically noted:
1.Option Exercises. This Policy does not apply to the exercise of options granted under the Company’s equity compensation plans for cash or, where permitted under the option, by a net exercise transaction with the Company or by delivery to the Company of already owned Company shares. This Policy does, however, apply to any sale of shares as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
2.Tax Withholding Transactions. This Policy does not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under the Company’s equity compensation plans. Of course, any market sale of the shares received upon exercise or vesting of any such equity awards remains subject to all provisions of this Policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
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3. 10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), employees, directors and consultants may establish a trading plan under which a broker is instructed to buy and sell the Company’s securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of the Company securities pursuant to that Trading Plan are not subject to this Policy. To be properly established, an employee’s, director’s or consultant’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act at a time when the Company was not in a trading blackout period and they were not otherwise aware of any material nonpublic information relating to the Company, as well as in compliance with the Rule 10b5-1 Trading Plan Guidelines adopted by the Board which are attached hereto as Exhibit B and may be updated from time to time. Moreover, all Trading Plans must be reviewed and approved by the Company before being established to confirm that the Trading Plan complies with all pertinent company policies and applicable securities laws.
Special and Prohibited Transactions
1.Inherently Speculative Transactions. No employee, director or consultant may engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to the Company’s shares.
2.Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Company director, employee or consultant to continue to own the Company’s securities, whether obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Company employee, director or consultant may no longer have the same objectives as the Company’s other shareholders. Therefore, Company employees, directors and consultants are prohibited from engaging in any such transactions.
3.Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, directors, employees and consultants are prohibited from holding Company securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.
4.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved 10b5-1 Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, employee or consultant is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on the Company’s securities. If a person subject to this Policy determines that they must use a standing order or limit order (other than under an approved 10b5-1 Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackouts” and “Event-Specific Trading Blackouts” provisions above.
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Pre-Clearance and Advance Notice of Transactions
In addition to the requirements above, officers, directors, and any other members of management who have been notified that they are subject to pre-clearance requirements face a further restriction:
Even during an open trading window, they may not engage in any transaction in, or enter into, modify or terminate any contract, instruction or written plan or arrangement in, the Company’s securities without first obtaining pre-clearance of the transaction from the Company’s Clearing Officer or his or her designee at least two business days in advance of the proposed transaction. The Clearing Officer or his or her designee will then determine whether the transaction may proceed and, if applicable, will assist with any required reporting requirements and certain other matters, including related to the Company’s registrar and depositary. Pre-cleared transactions not completed within five business days will require new pre-clearance. The Company may choose to shorten this period.
Persons subject to pre-clearance must also give advance notice of their plans to exercise an outstanding option to the Clearing Officer.
Once any transaction takes place, the officer, director or applicable member of management must immediately notify the Clearing Officer and any other individuals identified under the heading “Notification of Execution of Transaction” in the Company’s Section 16 Compliance Program so that the Company may assist in any Section 16 reporting obligations.
Short-Swing Trading/Control Securities/Section 16 Reports
Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are further described in the Company’s Section 16 Compliance Program. Officers and directors may also be subject to restrictions on sales of securities by control persons (Rule 144 under the U.S. Securities Act of 1933, as amended), and should take care not to violate these rules and to file any notices of sale required by Rule 144.
Duration of Policy Applicability
This Policy continues to apply to your transactions in the Company’s securities or the securities of other public companies engaged in business transactions with the Company even after your relationship with the Company has ended. If you are in possession of material nonpublic information when your relationship with the Company concludes, you may not trade in the Company’s securities or the securities of such other company until the material nonpublic information has been publicly disseminated (as described in this Policy) or is no longer material. Further, if you leave the Company during a trading blackout period, then you may not trade in the Company’s securities or the securities of other applicable companies until the trading blackout period has ended.
Individual Responsibility
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities or the securities of other applicable public companies while aware of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or other person or entity whose transactions are subject to this Policy, as
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discussed under the heading “Persons Subject to this Policy” above, also comply with this Policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of the Company or any employee or director of the Company pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws. See “Penalties” below.
Penalties
Anyone who engages in insider trading or otherwise violates this Policy may be subject to both civil liability and criminal penalties, as well as disciplinary action by the Company. Violators also risk disciplinary action by the Company, including termination of employment. Anyone who has questions about this Policy should contact his or her own attorney or the Clearing Officer at [***]@immunocore.com. Please also see the “Frequently Asked Questions,” which are attached hereto as Exhibit A.
Amendments
The Company is committed to continuously reviewing and updating its policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Clearing Officer.
Acknowledgement of Policy
After carefully reviewing this Policy, you must complete the certification (or recertification) process within our Quality Assurance training system annually by the deadline set out therein, indicating that you have received, read, understand and agree to comply with this Policy.

Approved:         July 30, 2021
Effective:         July 30, 2021
Last Amended:    May 22, 2024
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Exhibit A
Insider Trading and Window Period Policy
Frequently Asked Questions
1.What is insider trading?
A: Generally speaking, insider trading is the buying or selling of stocks, bonds, futures or other securities by someone who possesses or is otherwise aware of material nonpublic information about the securities or the issuer of the securities. Insider trading also includes trading in derivatives (such as put or call options), where the price is linked to the underlying price of a company’s security traded on an exchange, such as shares or ADSs. It does not matter whether the decision to buy or sell was influenced by the material nonpublic information, how many shares you buy or sell, or whether it has an effect on the ADS or share price – if you are aware of material nonpublic information about Immunocore Holdings plc (“Immunocore”) or another publicly traded company that Immunocore has business relationships with and you trade in Immunocore’s shares or such other company’s securities, you have broken the law and violated our insider trading and window period policy (“Insider Trading Policy”). In addition, our Insider Trading Policy provides that if in the course of your relationship with Immunocore, you learn of any confidential information that is material to another publicly traded company with which the Company does business, including a customer, supplier, partner or collaborator of Immunocore, you may not trade in that other company’s securities until the information becomes public or is no longer material to that other company.
2.Why is insider trading illegal?
A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the market. This ensures that there is an even playing field by requiring those who are aware of material nonpublic information to refrain from trading.
3.What is material nonpublic information?
A: Information is material if it would influence a reasonable investor to buy, hold or sell a stock, bond, future or other security. This could mean many things – financial results or forecasts, clinical or regulatory results, potential acquisitions or major contracts to name just a few. Information is nonpublic if it has not yet been publicly disseminated within the meaning of our Insider Trading Policy.
4.Who can be guilty of insider trading?
A: Anyone who buys or sells a security while aware of material nonpublic information or provides material nonpublic information that someone else uses to buy or sell a security, may be guilty of insider trading. This applies to all individuals, including officers, directors and others who don’t even work at Immunocore. Regardless of who you are, if you know something material about the value of a security that not everyone else knows and you trade (or convince someone else to trade) in that security, you may be found guilty of insider trading.
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5.Does Immunocore have an Insider Trading Policy?
A: Yes, the Insider Trading Policy is available upon request to [***]@immunocore.com and is available to read on our internal website.
6.What if I work in a foreign office?
A: The same rules apply to U.K., U.S. and foreign employees and consultants. Because our American Depository Shares, or ADSs, representing ordinary shares, trade on a U.S. securities exchange, the insider trading laws of the United States apply. The Securities and Exchange Commission (the U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based abroad. In addition, as an Immunocore director, employee or consultant, our policies apply to you no matter where you work.
7.What if I don’t buy or sell anything, but I tell someone else material nonpublic information and they buy or sell?
A: That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” If the tippee buys or sells based on that material nonpublic information, both you and the “tippee” could be found guilty of insider trading. In fact, for example, if you tell family members who tell others and those people then trade on the information, those family members and the “tippee” might be found guilty of insider trading too. To prevent this, you may not discuss material nonpublic information about Immunocore with anyone outside Immunocore, including spouses, family members, friends or business associates (unless such disclosure is in accordance with Immunocore’s policies regarding the protection or authorized external disclosure of information regarding Immunocore, such as the Corporate Disclosure Policy). This includes anonymous discussions on the internet about Immunocore or companies with which Immunocore does business.
8.What if I don’t tell them the information itself, I just tell them whether they should buy or sell?
A: That is still tipping and you can still be responsible for insider trading. You may never recommend to another person that they buy, hold or sell shares of our ADSs, ordinary shares or any derivative security related to shares of our ordinary shares, since that could be a form of tipping.
9.What are the sanctions if I trade on material nonpublic information or tip off someone else?
A: In addition to disciplinary action by Immunocore—which may include termination of employment—you may be liable for civil sanctions for tipping or trading on material nonpublic information. The sanctions may include return of any profit made or loss avoided as well as penalties of up to three times any profit made or any loss avoided. Persons found liable for tipping material nonpublic information, even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three times that amount. In addition, anyone convicted of criminal insider trading could face prison and additional fines.
10.What is “loss avoided”?
A: If you sell ADSs, ordinary shares or a related derivative security before negative news is publicly announced, and, as a result of the announcement, the price of the security declines, you have avoided the loss caused by the negative news.
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11.Am I restricted from trading securities of any companies other than Immunocore (for example a partner or competitor of Immunocore)?
A: Possibly. U.S. insider trading laws generally restrict everyone aware of material nonpublic information about a company from trading in that company’s securities, regardless of whether the person is directly connected with that company, except in limited circumstances. Therefore, if you have material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at Immunocore, you sometimes obtain sensitive, material information about other companies and their business dealings with Immunocore. Please also refer to Question 1 above and our Insider Trading Policy with respect to restrictions on trading in the securities of other public companies.
12.So if I do not trade Immunocore securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?
A: Not necessarily. Even if you do not violate U.S. securities laws or any comparable English laws or regulations, you may still violate our policies. For example, directors, officers, other employees and consultants may violate our policies by breaching their confidentiality obligations or by recommending Immunocore shares as an investment, even if those actions do not violate securities laws. Our policies are stricter than the law requires so that we and our directors, officers, other employees and consultants can avoid even the appearance of wrongdoing. Therefore, please review the entire Insider Trading Policy carefully.
13.So when can I buy or sell my Immunocore securities?
A: If you are aware of material nonpublic information, you may not buy or sell our ADSs or ordinary shares until two full trading days have elapsed since the information was publicly disclosed. At that point, the information is considered publicly disseminated for purposes of our Insider Trading Policy. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Monday. Even if you are not aware of any material nonpublic information, you may not trade our ADSs or ordinary shares during any trading “blackout” period. Our Insider Trading Policy describes the quarterly trading blackout period, and additional event-driven trading blackout periods may be announced by email. And finally, all employees who are subject to pre-clearance requirements must pre-clear any purchases or sales of shares with the Clearing Officer two days in advance of the proposed trade or transaction.
14.If I have an open order to buy or sell Immunocore securities on the date a blackout period commences, can I leave it to my broker to cancel the open order and avoid executing the trade?
A: No, unless it is in connection with a 10b5-1 trading plan (see Question 26 below). If you have any open orders when a blackout period commences other than in connection with a 10b5-1 trading plan, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a blackout period commences not in connection with a 10b5-1 trading plan, you will have violated our Insider Trading Policy and may also have violated insider trading laws.
15.Am I allowed to trade derivative securities of Immunocore? Or short Immunocore ADSs or ordinary shares?
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A: No. Under our policies, you may not trade in derivative securities related to our ADSs or ordinary shares, which include publicly traded call and put options. In addition, under our policies, you may not engage in short selling of our ADSs or ordinary shares at any time.
“Derivative securities” are securities other than ADSs or ordinary shares that are speculative in nature because they permit a person to leverage his or her investment using a relatively small amount of money. Examples of derivative securities include (but are not limited to) “put options” and “call options.” These are different from employee share options and other equity awards granted under our equity compensation plans, which are not derivative securities for the purposes of our Insider Trading Policy.
“Short selling” is profiting when you expect the price of the shares to decline and includes transactions in which you borrow shares from a broker, sell them, and eventually buy them back on the market to return the borrowed shares to the broker. Profit is realized if the share price decreases during the period of borrowing.
16.Why does Immunocore prohibit trading in derivative securities and short selling?
A: Many companies with volatile share prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in share prices (without actually holding the underlying ADSs or ordinary shares) and encourages speculative trading. We are dedicated to building shareholder value, short selling our ADSs or ordinary shares conflicts with our values and would not be well-received well by our shareholders.
17.Can I purchase Immunocore securities on margin or hold them in a margin account?
A: Under our policies, you may not purchase shares of our ADSs or ordinary shares on margin or hold shares in a margin account at any time.
“Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the ADSs or shares can be sold to pay a loan to the brokerage firm.
18.Why does Immunocore prohibit me from purchasing Immunocore securities on margin or holding them in a margin account?
A: Margin loans are subject to a margin call whether or not you possess material nonpublic information at the time of the call. If a margin call were to be made at a time when you were aware of material nonpublic information and you could not or did not supply other collateral, you may be liable under insider trading laws because of the sale of the securities (through the margin call). The sale would be attributed to you even though the lender made the ultimate determination to sell. For example, the U.S. Securities and Exchange Commission takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.
19.Can I pledge my Immunocore shares as collateral for a personal loan?
    A: No. Pledging your shares as collateral for a personal loan could cause the pledgee to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may not pledge your shares as collateral for a loan.

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20.Can I hedge my ownership position in Immunocore?
A: Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds are prohibited by our Insider Trading Policy. Since such hedging transactions allow you to continue to own Immunocore’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership, you may no longer have the same objectives as Immunocore’s other shareholders. Therefore, our Insider Trading Policy prohibits you from engaging in any such transactions.
21.Can I exercise options granted to me under Immunocore’s equity compensation plans during a trading blackout period or when I possess material nonpublic information?
A: Yes. You may exercise the options for cash (or via net exercise transactions with the company) and receive shares, but you may not sell the shares (even to pay the exercise price or any taxes due) during a trading blackout period or any time that you are aware of material nonpublic information. To be clear, you may not effect a broker-assisted cashless exercise (these cashless exercise transactions include a market sale) during a trading blackout period or any time that you are aware of material nonpublic information
22.Am I subject to trading blackout periods if I am no longer an employee or consultant of Immunocore?
A: It depends. If your employment with Immunocore ends during a trading blackout period, you will be subject to the remainder of that trading blackout period. If your employment with Immunocore ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave Immunocore, you should not trade in Immunocore securities if you are aware of material nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of our Insider Trading Policy.
23.What if I purchased publicly traded options or other derivative securities before I became a Immunocore employee (or consultant)?
A: The same rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell the securities during a trading blackout period or at any time that you are aware of material nonpublic information.
24.May I own shares of a mutual fund that invests in Immunocore?
A: Yes.
25.Are mutual fund shares holding Immunocore ADSs or ordinary shares subject to the trading blackout periods?
A: No. You may trade in mutual funds holding shares of our ADSs or ordinary shares at any time.
26.May I use a “routine trading program” or “10b5-1 plan”?
A: Yes, subject to the requirements discussed in our Insider Trading Policy and any 10b5-1 trading plan guidelines. A routine trading program, also known as a 10b5-1 plan, allows you to set up a
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highly structured program with your stockbroker through which you specify ahead of time the date, price, and amount of securities to be traded. If you wish to create a 10b5-1 plan, you must contact the Clearing Officer for approval. Please also see the “Rule 10b5-1 Trading Plan Guidelines,” which are attached hereto as Exhibit B.
27.What happens if I violate our Insider Trading Policy?
A: Violating our policies may result in disciplinary action, which may include termination of your employment or other relationship with Immunocore. In addition, you may be subject to criminal and civil sanctions.
28.Who should I contact if I have questions about our Insider Trading Policy or specific trades?
A: You should contact our Clearing Officer at [***]@immunocore.com.

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Exhibit B
Rule 10b5-1 Trading Plan Guidelines

This exhibit lays out guidelines for any Rule 10b5-1 trading plan covering publicly traded equity of Immunocore Holdings plc (the “Company”). In addition to honoring these guidelines, all 10b5-1 trading plans, along with any amendments or modifications to those plans, must comply with Rule 10b5-1 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•Participants. The Company’s directors and executive officers are strongly encouraged to adopt a 10b5-1 trading plan to govern all trades they make involving the Company securities. The General Counsel (the “Compliance Officer”) has the power to allow additional Company employees to adopt a 10b5-1 trading plan.

•Plan Adoption and Approval. The 10b5-1 trading plan must be in writing and signed by the participant establishing the plan. The Company will keep a copy of each 10b5-1 trading plan. The Compliance Officer must pre-approve, in writing, each 10b5-1 trading plan, including any amendment, modification or termination.

•Representation/Certification. The 10b5-1 trading plan must include a representation certifying that, at the time of adoption, the participant: (i) is not aware of any material nonpublic information about the Company or its securities, and (ii) is adopting the 10b5-1 trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. In addition, all participants that enter into a 10b5-1 trading plan must act in good faith with respect to such plan.

•Timing and Term of a Plan. There are limits on when a 10b5-1 trading plan can be adopted, so plan ahead. In short, there are two conditions that must exist when a participant sets up a plan: (1) the participant must not possess material nonpublic information about the Company; and (2) for participants that are subject to trading windows under the Company’s Insider Trading and Window Period Policy (“Insider Trading Policy”), the trading window must be open. Each 10b5-1 trading plan must have a term of at least 12 months but no longer than 24 months. That said, a 10b5-1 trading plan may provide for early termination at any time after 90 days following the termination of the participant’s employment or directorship.

•Timing of a Plan Amendment or Modification. All participants must pre-clear any modification of a 10b5-1 trading plan with the Compliance Officer or an individual designated by the Compliance Officer. In addition, all participants must promptly notify the Compliance Officer or an individual designated by the Compliance Officer following any pre-approved modification of a 10b5-1 trading plan and provide a copy of such modified plan. Each 10b5-1 trading plan may be amended or modified to change the amount, price or timing of the purchase or sale of the securities underlying a 10b5-1 trading plan (a “Material Modification”) only when the participant does not possess material nonpublic information about the Company. In addition, participants that are subject to trading windows under the Company’s Insider Trading Policy may only enter into a Material Modification during an open trading window. Any Material Modification must include the representation set forth under “Representation/Certification” above. A Material Modification of a 10b5-1 trading plan may not be entered into more than once in any 12-month period. If a participant enters into separate contracts at the same time with different agents to execute trades that are collectively compliant with Rule 10b5-1, such contracts may be treated as a single plan and a Material Modification of any such contract will be considered a Material Modification of the other such contracts.

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•Termination. All participants must pre-clear any termination of a 10b5-1 trading plan. In addition, all participants must promptly notify the Compliance Officer or an individual designated by the Compliance Officer following any pre-approved termination of a 10b5-1 trading plan. Participants are discouraged from terminating a 10b5-1 trading plan while in possession of material nonpublic information. In addition, participants that are subject to trading windows under the Company’s Insider Trading Policy are discouraged from terminating a 10b5-1 trading plan during a closed trading window.

•Delayed Effectiveness of First Trade. The first trade under a 10b5-1 trading plan cannot occur until the expiration of the applicable waiting period (the “Waiting Period”) as follows: (i) if the participant is a director or officer of the Company, the later of (A) 90 days following the adoption of the 10b5-1 trading plan or (B) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted (subject to a maximum of 120 days after adoption of the plan), and (ii) for all other participants, at least 30 days. Following a Material Modification of a 10b5-1 trading plan, a participant may not trade under the plan until the expiration of the applicable Waiting Period measured from the date of the Material Modification.

•Relationships with Plan Broker; No Subsequent Influence. If the 10b5-1 trading plan allows a broker discretion regarding the details of trading (e.g., timing, share amounts), the participant cannot communicate any material nonpublic information about the Company to the broker, or attempt to influence how the broker exercises its discretion. In addition, any individual who is authorized to exercise discretion in executing the participant’s 10b5-1 trading plan must be a different individual from the person who executes trades for the participant in other securities.

•Plan Specifications; Discretion Regarding Trades. The 10b5-1 trading plan must specify the number of ordinary shares (including ordinary shares represented by American Depositary Shares (“ADSs”)) to be purchased or sold, or specify or set an objective formula for determining the number of shares or ADSs to be sold. Other than plans providing for nondiscretionary sell-to-cover transactions to satisfy tax withholding obligations arising exclusively from the vesting of restricted stock or restricted stock units (“Qualified Sell-to-Cover Transactions”), 10b5-1 trading plans that are designed to effect the open-market purchase or sale of Company securities as a single trade may only be entered into once per 12-month period. Transaction types such as market, limit, and VWAP orders are allowed. Each 10b5-1 trading plan should specify the timing of trading or allow for the broker to exercise its discretion regarding the timing of trading.

•Other Trades. Except as may be approved in advance by the Compliance Officer, no participant entering into a 10b5-1 trading plan may make open-market purchases or sales of the Company’s securities while a 10b5-1 trading plan is in effect. Trading the Company’s securities outside of a participant’s 10b5-1 trading plan could, in certain circumstances, jeopardize the validity of a participant’s plan.

•Only One Plan in Effect at Any Time. A participant may have only one 10b5-1 trading plan in effect at any time. A participant may adopt a new 10b5-1 trading plan to replace an existing one, but only if the first scheduled trade under the new 10b5-1 trading plan does not occur before all trades under the existing 10b5-1 trading plan are completed or expire without execution; provided, however, that if a participant terminates the existing plan after adoption of the replacement plan but prior to the existing plan’s scheduled expiration, the participant trades may not commence under the
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replacement plan until the expiration of the applicable Waiting Period, measured from the date of termination of the existing plan. This restriction on overlapping plans does not apply to plans providing for Qualified Sell-to-Cover Transactions.

•No Hedging. Individuals subject to the Insider Trading Policy are prohibited from engaging in any hedging or similar transactions designed to decrease the risks associated with holding the Company’s securities. Likewise, before adopting a 10b5-1 trading plan, the participant may not have entered into a transaction or position that has yet to settle with respect to the securities subject to the 10b5-1 trading plan. The participant must also agree not to enter into any such transaction while the 10b5-1 trading plan is in effect.

•Mandatory Suspension or Termination. Each 10b5-1 trading plan must suspend trades or terminate if legal, regulatory, or contractual restrictions are imposed on the participant, or other events occur that would prohibit sales under such a plan. For example, trading would need to be suspended or the plan terminated if these guidelines were amended to preclude the particular sort of trade contemplated by the plan. Likewise, trading would need to be suspended if it could create a material adverse consequence for the Company.

•Compliance with Rule 144. Each 10b5-1 trading plan must provide for specific procedures to comply with Rule 144 under the U.S. Securities Act of 1933, as amended, including the filing of Forms 144, when applicable. If you need additional information on Rule 144 and Form 144, please contact the Compliance Officer.

•Broker Obligation to Provide Notice of Trades. Each 10b5-1 trading plan must provide that the broker will promptly notify the participant and the Company of any trades under the plan so that the participant can make timely filings if required under the Exchange Act (i.e., no later than the close of business on the day of the trade).

•Required Exchange Act Filings. Each 10b5-1 trading plan must contain an explicit acknowledgement by the participant that all filings required by the Exchange Act, as a result of or in connection with trades under the plan, are the sole obligation of the participant and not the Company. In addition, the Company is required to disclose certain information on a quarterly basis on Form 10-Q and 10-K with respect to the adoption, Material Modification or termination of 10b5-1 trading plans by any director or Section 16 officer. Directors and Section 16 officers must, in any Section 16 filing reporting a transaction effected pursuant to a 10b5-1 trading plan, check the appropriate box to indicate that the transaction is pursuant to a 10b5-1 trading plan and provide the date of adoption of the plan. By entering into a 10b5-1 trading plan, the Company’s directors and officers are deemed to understand, and agree to cooperate with the Company with respect to, such disclosure obligations if and as applicable, including by notifying the Compliance Officer of information relevant to the preparation of such disclosure.

•Exceptions; Waivers. All requests for exceptions to or waivers of these guidelines must be reviewed and approved by the Compliance Officer.

•Required Footnote Disclosure. Participants must footnote trades disclosed on Forms 4 (when required) and Forms 144 to indicate that the trades were made pursuant to a 10b5-1 trading plan.

Adopted by the Board of Directors:     July 30, 2021
Effective:                 July 30, 2021
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Last Amended:            December 31, 2023

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